Exhibit 10.1
SUPPLY AGREEMENT
This Supply Agreement (the “Agreement”) is effective as of the 4th day of April, 2011 (the “Effective Date”) by and between
(1)	Fresenius Kabi AB, Rapsgatan 7, 75324 Uppsala, Sweden (“FRESENIUS”)
and
(2)	Cardiovascular Systems, Inc, 651 Campus Drive, Saint Paul, MN 55112, USA (“CSI”).
Recitals
(A)	WHEREAS, CSI holds the market authorization of a product that requires the Product (as defined herein) as a lubricant which is used as a medical device.

(B)	WHEREAS, FRESENIUS has a NDA (new drug application) approval of the Product in bags in the United States of America.

(C)	WHEREAS, FRESENIUS is willing to provide all information to CSI that is required to receive an approval from the FDA for the Product for the intended use as a lubricant.

(D)	WHEREAS, CSI is willing to purchase the Product from FRESENIUS.

(E)	WHEREAS, FRESENIUS is willing to manufacture the Product and supply it to CSI.

(F)	WHEREAS, the parties have agreed to enter into this Agreement to set forth the terms and conditions on which FRESENIUS will manufacture and supply the Product to CST.
Agreement
NOW, THEREFORE, the parties hereto agree as follows:
1.	Definitions

Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

1.1	“The Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the rules and regulations promulgated thereunder.

1.2	“Affiliates” means, with respect to a Party, any person that controls, is controlled by or is under common control with such first person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such person.

1.3	“Change of Control,” with respect to any Party, means an event in which:
1.3.1	any other person or group of persons acquires beneficial ownership of securities of the Party representing more than fifty percent (50%) of the voting power of the then outstanding securities of such Party with respect to the election of directors of such Party; or

1.3.2	the Party enters into a merger, consolidation or similar transaction with another person in which such Party is not the surviving entity in such transaction.
1.4	“Confidential Information” means all Information, disclosed by or on behalf of the relevant Party to the other Party pursuant to this Agreement in written, oral or any other form.

1.5	“Disclosing Party” means the Party disclosing Confidential Information.

1.6	“Effective Date” means the date as set forth in the preamble to this Agreement.

1.7	“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.8	“First Price Review Date” means the date on which the then current Price for the Product will first be reviewed and negotiated, as specified in item C.4 of the Product Schedule.

1.9	“Fixed Price Term” means the term for which the Price specified in the Product Schedule at the time of signing will remain fixed, as specified in item C.3 of the Product Schedule.

1.10	“Forecast” means a listing of the quantities of the Product that CSI expects to order from FRESENIUS within a rolling time-frame.

1.11	“Invoice Currency” means the currency in which the Product will be invoiced and paid, as specified in Part C.2 of the Product Schedule.

1.12	“Loss” means any and all liabilities, claims, demands, causes of action, damages and expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements.

1.13	“Parties” means FRESENIUS and CSI. “Party” means either FRESENIUS or CSI.

1.14	“Price” with respect to the Product, means the amount payable for such Product, as determined in accordance with the terms hereof and the Product Schedule.

1.15	“Product” means the medical device product to be supplied pursuant to, and as detailed in Part A (Specification) of the Product Schedule.

1.16	“Product Schedule” means a schedule executed and delivered by the Parties in accordance with Section 2.1.

1.17	“Purchase Order” means a binding order for such quantities of the Product as CSI commits to order from FRESENIUS during the Term, with a statement of the date on which delivery of such shipment shall be required.

1.18	“Quality Agreement” means the Quality Agreement(s) entered into by the Parties simultaneously with the execution and delivery of the Product Schedule and attached hereto as Exhibit 2.

1.19	“Receiving Party” means the Party to whom Confidential Information is disclosed.

1.20	“Regulatory Approval” shall mean any approval (including supplements, amendments, pre- and post-marketing approval, and pricing and reimbursement approval), license, registration or authorization of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of the Product as a Device in a regulatory jurisdiction. For purposes of this definition, Regulatory Approval shall mean a 510(k) Device approval issued by the FDA (as defined below) or any other relevant Regulatory Authority (as defined below).

1.21	“Regulatory Authority” shall mean any federal, state or local or international regulatory agency, department, bureau or other governmental entity including the FDA which is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, use, storage, import, transport or sale of the Product as a Device in a regulatory jurisdiction.

1.22	“Specification(s)” with respect to the Product, means the specifications for the Product as specified in Part A of the Product Schedule, as the same may be updated from time to time in accordance with the current Quality Agreement.

1.23	“Term” means the period beginning on the Effective Date and continuing until the date upon which this Agreement is terminated or not renewed in accordance with Article 14.

1.24	“Third Party” shall mean a party other than FRESENIUS or the CSI and their respective Affiliates.

2.	Product

2.1	The parties shall enter into a Product Schedule for the supply of the Product they wish to be governed by the terms and conditions of this Agreement, Exhibit 1.

2.2	Purchase and Sale of Product. Pursuant to the terms and conditions of this Agreement and for the duration of this Agreement, FRESENIUS shall manufacture, sell and deliver the Product to CSI, and CSI shall purchase and take delivery of the Product exclusively from FRESENIUS. FRESENIUS shall manufacture Product in accordance with the Specifications. The parties may alter from time to time the Specifications by written agreement without amending this Agreement.

2.3	Government Approvals. FRESENIUS shall consult with and advise CSI in responding to questions from Regulatory Authorities regarding CSI’s submission(s) for the Product.

CSI shall be the sole owner of any regulatory submission filed pursuant to this Agreement. CSI shall provide to FRESENIUS for its files a final copy of the CMC section of any such regulatory submission(s).

2.4	Product Labeling. FRESENIUS shall label Product in accordance with label copy that CSI provides. Such copy may be modified from time to time by delivery of written notice by CSI to FRESENIUS. CSI shall reimburse FRESENIUS for FRESENIUS’s actual costs of making any label copy changes and for the cost of any labeling that FRESENIUS is unable to use due to such label copy changes.

2.5	CSI shall be allowed to market the Product for its specific purposes. The usage and marketing of the Product for parenteral nutrition is explicitly excluded.

3.	Forecasting; Minimum purchase quantity

3.1	Initial Forecast. Attached hereto under Part B.3 of the Product Schedule is a binding forecast of the amount of Product that CSI agrees to order during the first twelve (12) month period of this Agreement (“Initial Binding Forecast”).

3.2	Ongoing Forecasts. On or before the 31st of December and the 30th of June of each calendar year occurring after the time period covered by the Initial Binding Forecast, CSI shall submit to FRESENIUS a rolling forecast covering the time period of one year, broken down on a monthly basis. The first six (6) months of any given Forecast shall be binding to CSI. The Forecasts concerning this time period cannot be changed as the forecasting roles on over the months, unless FRESENIUS agrees to such changes in writing. The succeeding six (6) months of any Forecast are estimations and shall be used by FRESENIUS for planning purposes only. The forecasts amounts for the second six month period may be changed by CSI without FRESENIUS’ written consent.

3.3	Failure to Purchase. If CSI fails to submit purchase orders in the amount of a binding forecast, FRESENIUS shall have the right to demand compensation from CST in the amount provided for in Part C.6 of the Product Schedule.

3.4	Obligation to Supply. FRESENIUS shall be required to supply the quantity of Product set forth in the binding portion of any forecast. FRESENIUS shall inform CSI of any unavailability of capacity it might face in fulfilling CSI’s needs during the non-binding portion of the rolling forecast.

4.	Orders

CST shall submit to FRESENIUS Purchase Orders for its planned requirements of Product not later than three (3) months prior to the shipment date. Each Purchase Order shall detail the CSI purchase order number, FRESENIUS product code and product name, CST product code, and CSI product name as well as the required quantities per delivery date. All Purchase Orders shall be in writing, and shall be confirmed by FRESENIUS in writing at the latest ten (10) working days after receipt of each firm purchase order, naming the calendar week of delivery.

5.	Quality

5.1	Quality Control. FRESENIUS shall manufacture the Product in accordance with the Specifications as set forth in Part A of the Product Schedule. FRESENIUS shall comply with the provisions and requirements of the Quality Agreement with regard to the manufacturing, testing and supplying of the Product to CSI.

5.2	Permits. FRESENIUS shall maintain at all relevant times governmental permits, licenses and approvals enabling FRESENIUS lawfully and properly perform its obligations under this Agreement.

5.3	Raw Materials. The materials which are needed to manufacture the Products shall be tested by FRESENIUS to ensure that they meet applicable specifications and quality standards as set forth in the Specifications and the Quality Agreement.

5.4	Responsibilities. Further quality relevant issues and the allocation of the responsibilities are listed in the Quality Agreement.

5.5	Rejection of Nonconforming Product. CSI shall have a period of thirty (30) days from the date of its receipt of a shipment of Product to inspect and reject such shipment for nonconformance with the Specifications. If CSI rejects such shipment, it shall promptly so notify FRESENIUS and provide to FRESENIUS samples of such shipment for testing. If FRESENIUS tests such shipment and determines that it did conform to the Specifications, the parties shall submit samples of such shipment to a mutually acceptable independent laboratory for testing. If such independent laboratory determines that the shipment conformed to the Specifications, CSI shall bear all expenses of shipping and testing such shipment samples. If FRESENIUS or such independent laboratory confirms that such shipment did not meet the Specifications, FRESENIUS shall replace, at no cost to CSI, that portion of the Product shipment which does not conform to the Specifications, and shall bear all expenses of shipping and testing the shipment samples. Any nonconforming portion of any shipment shall be disposed of as directed by FRESENIUS, at FRESENIUS’ expense.

6.	Price

6.1	Taxes. The Price of the Product is exclusive of value added tax, which, if payable, shall be borne and paid by CSI against the provision by FRESENIUS of an appropriate VAT invoice. The Price is payable in the applicable Invoice Currency set forth in Part C.2 of the relevant Product Schedule.

6.2	Price. The purchase price for the Product shall be the price set forth in Part C.1 of the Product Schedule. Such price will remain fixed for the Fixed Price Term as provided in Part C.3 of the Product Schedule. On the First Price Review Date (See Part C.4 of the Product Schedule) and on each anniversary of such First Price Review Date, the Price will be renegotiated in good faith. The Product price will be adjusted upwards only if FRESENIUS face documented increased costs of >3% to manufacture Product due to general inflation and increasing costs of raw materials, energy, wages or other third party factor reasonably tied to the manufacture of Product. If the Parties are unable to agree on a Price for the Products for the following period as of the start of such period, the old Price shall remain in effect until the Parties agree otherwise in writing.

7.	Invoicing and Payment

7.1	Invoices. FRESENIUS shall issue an invoice to CSI for the applicable Price for all Products delivered to CSI. The invoice shall contain a reference identifying this Agreement and the Product Schedule, and shall state FRESENIUS’ registered VAT number.

7.2	Payment, CSI shall pay all invoices in full within thirty (30) days from the date of the relevant invoice and certificates of the Product, whichever is later, to FRESENIUS as detailed in Part C.5 of the Product Schedule.

8.	FRESENIUS’ Warranties and Covenants

8.1	Not Adulterated or Misbranded. FRESENIUS represents and warrants to CSI that Product FRESENIUS delivers to CSI pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Act as the Act is constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce.

8.2	Free From Defects. FRESENIUS further represents and warrants to CSI that Product FRESENIUS delivers to CSI pursuant to this Agreement shall, at the time of delivery, be free from defects in material and workmanship and shall be manufactured: (a) in accordance and conformity with the Specifications; and (b) in compliance with all applicable statutes, laws, rules or regulations, including those relating to the environment, food or drugs and occupational health and safety, including, without limitation, those enforced or promulgated by the FDA (including, without limitation, compliance with cGMPs).

8.3	No Violation of Other Agreements. FRESENIUS further represents and warrants to CSI that FRESENIUS’s performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which FRESENIUS is a party or by which it is bound and will not conflict with or constitute a default under its Certificate of Incorporation or corporate bylaws.

8.4	Limitation of Liability. In case of breach of pre-contractual, contractual and/or non-contractual obligations of FRESENIUS, its statutory representative or executives, including but not limited to defects, delay in delivery or tort, FRESENIUS’ maximum liability shall, to the extent legally permissible, be limited to a maximum of two and a half Million United States Dollars (US$2,500,000). FRESENIUS shall not be liable for loss of profit. Such limitations shall not apply to amounts arising from FRESENIUS’ indemnification obligations to CSI as outlined in Section 9.1.

9.	Indemnification

9.1	Indemnification by FRESENIUS. FRESENIUS shall indemnify and hold harmless CSI, its Affiliates and their respective officers, directors and employees from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Agreement and asserted by Third Parties to the extent such arise out of or are attributable to: (a) FRESENIUS’s breach of any representation or warranty set forth in Article 8; (b) any violation of any proprietary right of any Third Party relating to FRESENIUS’s manufacturing processes used in the manufacture of Product pursuant to this Agreement; or (c) any negligent or wrongful act or omission on the part of FRESENIUS, its employees, agents or representatives.

9.2	Indemnification by CSI. CSI shall indemnify and hold harmless FRESENIUS, its Affiliates and their respective officers, directors and employees harmless from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Agreement and asserted by Third Parties to the extent such arise out of or are attributable to: (a) any violation of any proprietary right of any Third Party relating to the labeling required by CSI to be used for the Product; and (b) any negligent or wrongful act or omission on the part of CSI, its employees, agents or representatives.

9.3	Conditions of Indemnification. If either Party seeks indemnification from the other hereunder, it shall promptly give written notice to the other Party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other party in the investigation and defense of all such claims or suits. The indemnifying Party shall have the option to assume the other Party’s defense in any such claim or suit with counsel of its own choosing. The indemnified Party may elect to be represented by its own counsel, but at its own expense. No settlement or compromise that includes any non-monetary provisions shall be binding on an indemnified Party without its prior written consent, such consent not to be unreasonably withheld or delayed.

10.	Product Recall

In the event (a) any Regulatory Authority or other national government authority issues a request, directive or order that Product be recalled, (b) a court of competent jurisdiction orders such a recall, or (c) CSI, in its sole discretion, determines that Product should be recalled, the parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall. Each Party shall inform the other Party immediately after receiving knowledge of reasons for a product recall. Such notice shall be provided in accordance with the terms of Article 15. In the event that such recall results from the breach of FRESENIUS’ express warranties under Article 8, FRESENIUS shall be responsible for the expenses of the recall. In the event that the recall does not result from the breach of FRESENIUS’ express warranties under this Agreement, CSI shall be responsible for the expenses of the recall. For purposes of this Agreement, the expenses of the recall shall include, but not be limited to, the expenses of notification and destruction or return of the recalled Product, cost of the recalled Product, and any costs associated with the distribution of the replacement Product, but shall not include lost profits of either party.

11.	Intellectual Property

The Product itself as well as any improvement to the Product or to elements of the Product or to the manufacturing process of the Product, patentable or non-patentable, achieved by FRESENIUS during the Term of this Agreement will be the exclusive property of FRESENIUS. CSI or any of its Affiliates will have the benefit of a royalty free non-exclusive license for such exclusive property of FRESENIUS, but only as long as this Agreement is not terminated by any of the Parties. CSI is not allowed to transfer or utilize the knowledge gained through the cooperation with FRESENIUS for their other business activities not related to the Products.

12.	Confidentiality

12.1	Ownership. Except as otherwise provided in this Agreement, any Confidential Information which is disclosed by or on behalf of a Disclosing Party to the Receiving Party will remain the property of the Disclosing Party.

12.2	Undertakings. The Receiving Party undertakes
12.2.1	to use the Confidential Information solely and exclusively for the purposes of this Agreement (or such other purpose as is agreed in writing between the Parties at the time of disclosure), and not to use the Confidential Information for any other purpose whatsoever, including the development, manufacture, marketing, sale or licensing of any process or product or any other commercial purpose anywhere in the world, unless the Parties enter into an agreement specifying otherwise; and

12.2.2	to maintain the confidentiality of the Confidential Information and not to disclose it directly or indirectly to any other company, organization, individual or third Person, except as expressively permitted; and

12.2.3	at the request of the Disclosing Party, to return, delete or destroy all copies of the Confidential Information, in whatever form it is held.
12.3	Allowed Disclosures. Notwithstanding Section 12.2, the Receiving Party may disclose Confidential Information to any of its Affiliates, and its and its Affiliate’s directors, employees and professional advisers who need to know the Confidential Information in order to fulfill the purpose of this Agreement, provided that the Receiving Party procures that prior to such disclosure, each such Person to whom Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement, and adheres to these terms as if it were a party to this Agreement.

12.4	Required Disclosures. Nothing in Section 12.2 will preclude disclosure of any Confidential Information required by any governmental, quasi-governmental or regulatory agency or authority or court entitled by law to disclosure of the same, or which is required by law or the requirements of a national securities exchange or another similar regulatory body to be disclosed; provided that the Receiving Party promptly notifies the

Disclosing Party when such requirement to disclose has arisen to enable the Disclosing Party to seek an appropriate protective order, to make known to the relevant agency, authority, court or securities exchange the proprietary nature of the Confidential Information, and to make any applicable claim of confidentiality. The Receiving Party agrees to co-operate in any action which the Disclosing Party may decide to take. If the Receiving Party is required to make a disclosure in accordance with this clause, it will only make a disclosure to the extent to which it is obliged.

12.5	Exclusions. The provisions of Section 12.2 will not apply to any Confidential Information which the Receiving Party can demonstrate, to the reasonable satisfaction of the Disclosing Party:
12.5.1	was already in the possession of the Receiving Party or any of its Affiliates and at the Receiving Party’s or any of its Affiliates’ free use and disposal or in the public domain (through in each case no fault of the Receiving Party or any of its Affiliates or no breach of this Agreement by the Receiving Party) prior to its disclosure by the Disclosing Party under this Agreement; or

12.5.2	is purchased or otherwise legally acquired by the Receiving Party or any of its Affiliates at any time from a third Person having and the right to disclose it; or

12.5.3	comes into the public domain, otherwise than through the fault of the Receiving Party or any of its Affiliates; or

12.5.4	is independently generated by the Receiving Party or any of its Affiliates without any recourse or reference to the Confidential Information.
12.6	Survival. The obligations of each Party in this Section will survive for a period of five (5) years after the date of expiration or termination of this Agreement.

13.	Exclusivity

FRESENIUS undertakes to manufacture and supply the Product non-exclusively to CSI, unless both parties have agreed upon differently in writing in the Product Schedule.

14.	Term and Termination

14.1	Term and Nonrenewable. This Agreement shall become effective at the Effective Date and shall extend for a period of five (5) years after the Effective Date (“Initial Term”), unless earlier termination as described in Sections 14.2 and 14.3. This Agreement shall be automatically extended for subsequent periods of twelve (12) months (“Extension Term(s)”) unless either Party elects not to renew this Agreement by giving the other Party a written notice by registered mail twelve (12) months prior to the end of the Initial Term or prior to the end of any Extension Term.

14.2	Termination by Either Party. In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated immediately by either Party upon delivery of written notice to the other Party:

•	in the event of a material breach of this Agreement by the other Party, where such breach is capable of cure and such breach remains uncured for thirty (30) days after notice of such breach;

•	in the event of a breach of this Agreement by the other Party where such breach is not capable of cure;

•	if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an the appointment of a receiver or trustee of such other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors;

•	if any encumbrance takes possession of any material part of the assets of the other Party;

•	if any distress, execution or other such process is levied or enforced upon or against any of the material assets of the other Party;

•	if the other Party ceases or threatens to cease to carry on the whole or substantially the whole of its business or that part of its business to which this Agreement relates.
14.3	Termination by CSI. CSI shall have the right to terminate this Agreement immediately upon delivery of written notice to FRESENIUS should the FDA fail to approve the Product for resale.

14.4	Obligations on Termination or Expiration. Without prejudice to any other rights or remedies which either Party may have, upon the termination of this Agreement, howsoever the same occurs, each Party shall:
•	immediately pay to the other Party all undisputed sums which at the date of termination are due and payable to the other Party under this Agreement; and

•	immediately cease all use of any property of the other Party, including any Intellectual Property Rights of the other Party; and

•	within twenty eight (28) days of such termination, at its own expense, return to the other Party any property of the other Party in its possession, custody or control, including all Confidential Information of that Party and copies of it.
14.5	Open Purchase Orders. In the event this Agreement is terminated by FRESENIUS pursuant to Section 14.2, FRESENIUS may terminate or fill, at its option, any open firm purchase orders for Product. In the event this Agreement is not renewed or is terminated by CSI pursuant to Section 14.2, CSI may terminate or require FRESENIUS to fill, at CSI’s option, any open firm purchase orders for Product.

14.6	Survival. The Parties rights and obligations under Articles 1, 8, 9, 10, 11, 12 and this Section 14.5 will survive expiration or termination of this Agreement, howsoever the same occurs.

15.	Notices

Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing and shall be deemed given only if delivered by hand, sent by facsimile transmission (with transmission confirmed), or by internationally recognized express delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in the Quality Agreement or to such other addresses of which notice shall have been given. Such Notice shall be deemed to have been given as of the date received if delivered by hand, the date of transmission if sent by facsimile (with transmission confirmed) or on the second business day after deposit with an internationally recognized express delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

16.	General Provisions

16.1	Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter and supersedes any and all prior agreements, understanding and arrangements, whether written or oral, between the parties relating to the subject matter of this Agreement.

16.2	Amendments and Modifications. No amendments, changes, modifications or alterations of the terms and conditions of this Agreement shall be binding upon either party hereto unless in writing and signed by both parties.

16.3	Assignment. This Agreement is personal to FRESENIUS and CSI and neither Party shall be entitled to assign any of its rights or obligations hereunder to any Third Party without the express, prior written consent of the other Party; provided, however: (a) Affiliates of a Party shall not be considered a Third Party; and (b) either party may assign this Agreement, without consent of the other party, in connection with the transfer, sale or divestiture of substantially all of its business to which this Agreement pertains or in the event of its merger or consolidation with another party. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.

16.4	Severability. Both parties hereby expressly state that it is the intention of neither party to violate any existing rule, law or regulations. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the parties.

16.5	Waivers. No purported waiver of any provision of this Agreement shall be binding unless set forth in a writing signed by the party to be charged thereby. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

16.6	Inconsistencies. If there is any inconsistency between a Product Schedule, a Quality Agreement or between any other Exhibit on the one side and this Agreement on the other, the terms of this Agreement shall govern, unless it is written expressively in the Exhibit that the terms (or a single term) of the Exhibit shall govern.

17.	Governing Law

This Agreement shall be governed, construed and interpreted in accordance with the laws of Sweden without reference to its conflict of law provisions and excluding specifically the UN Convention on the International Sale of Goods.

18.	Arbitration

18.1	Dispute/Initiation. Any dispute, claim or controversy arising out of or relating to this Agreement, including any action in tort, contract or otherwise, at equity or at law, and any claims of fraud in the inducement (a “Dispute”), shall be resolved in a manner set forth in this Article 18. Either party may initiate negotiation proceedings by writing a letter to the other party setting forth the particulars of the Dispute, the terms of the contract that are involved and the suggested resolution of the Dispute. If the Dispute is not resolved within thirty (30) days after delivery of the initial written letter setting forth the particulars of the Dispute, either party may submit such Dispute to binding arbitration conducted pursuant to the provisions of this Agreement and the arbitration provisions of the International Chamber of Commerce (“ICC”) in effect on the Effective Date of this Agreement (“ICC”), unless such ICC rules are inconsistent with the provisions of this Agreement. Even though the arbitrator(s) shall apply the ICC rules, the arbitration shall not be conducted through the ICC.

18.2	Selecting Arbitrator(s). The case shall be submitted to a single arbitrator who shall be a retired judge or an attorney who has practiced business litigation or in the substantive area of law related to this Agreement for at least ten (10) years. Each party shall submit a list of three (3) arbitrators to the other party within ten (10) days after the initiating party has delivered a written notice to the other party demanding arbitration of the Dispute. From the combined list, the parties shall mutually agree on the arbitrator. Should the parties be unable to agree on the choice of an arbitrator within thirty (30) days after delivery of the written notice demanding arbitration, a panel of three (3) arbitrators shall conduct the arbitration. Each party shall choose one arbitrator within ten (10) after the expiration of the above thirty (30) day period and the two selected shall choose a third arbitrator within five (5) days after their appointment.

18.3	Location/Costs. The site of the arbitration shall be in Stockholm, Sweden or such other location as the parties may mutually agree. The exact location within such metropolitan area shall be designated by the arbitrator(s). The non-prevailing party shall pay all expenses of the arbitration proceeding, including the expenses and fees of the parties’

witnesses and legal counsel and of the arbitrator(s), unless otherwise provided in the award.

18.4	Discovery/Interim Relief. The arbitrator(s) shall allow the parties to conduct limited discovery. The arbitration shall be conducted in English. Either party may apply to any court having jurisdiction hereof seeking injunctive relief so as to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

18.5	Final Award. The arbitration award shall be final and binding upon the parties and may be entered and enforced at any court having jurisdiction.
THIS SUPPLY AGREEMENT is executed by the authorized representatives of the Parties to be effective as of the Effective Date set forth on the first page hereof.

SIGNED for and on behalf of	SIGNED for and on behalf of

Fresenius Kabi AB	Cardiovascular Systems, Inc.

/s/ Christoph Funke	/s/ James E. Flaherty

Signature	Signature

Name: Christoph Funke	Name: James E. Flaherty
Title: Managing Director	Title: Chief Administrative Officer

SIGNED for and on behalf of

Fresenius Kabi AB

/s/ Anton Gerdenibch

Signature

Name: Anton Gerdenibch
Title: Director, CM, Sterile Solutions
Exhibit 1: Product Schedule(s)
Exhibit 2: Quality Agreement

EXHIBIT 1
Product Schedule
to the SUPPLY AGREEMENT dated 4th day of April 2011 (“the Supply Agreement”), entered into between:
(1)	Fresenius Kabi AB, Rapsgatan 7, 75324 Uppsala, Sweden

(“FRESENIUS”)
and
(2)	Cardiovascular Systems, Inc, 651 Campus Drive, Saint Paul, MN 55112, USA

(“CSI”).
This Product Schedule is made effective as of same day as of the Effective Date of the Supply Agreement (the “Product Schedule Effective Date”), and is subject to all of the terms and conditions contained in the Supply Agreement. Together, this Product Schedule and the Supply Agreement form a binding agreement between the parties in relation to the details set out in this Product Schedule.
The term of this Product Schedule is the same term as the Term of the Supply Agreement. It will terminate at the time of any termination or non-renewal of the Supply Agreement.
This Product Schedule consists of the following parts:
Part A:      Product Specification
Part B:      Delivery terms and orders
Part C:      Pricing and Payment

1-1

PART A: PRODUCT SPECIFICATION
1.	Product:
Injectable lipid emulsion compound in a final dosage form, packaged and labeled with CSI’s proprietary trademark in a 100mL Excel bag, meeting the Specifications.
2.	Product Specification
The Product Specifications are set forth in the Quality Agreement attached to the Supply Agreement as Exhibit 2 and its relevant Annex.

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PART B: DELIVERY TERMS AND ORDERS
1.	Delivery Term (Incoterms 2010)
CIP upon custom transfer at a named destination in the USA*.
* Destination depends on mode of transport (air freight or ship) and carrier. Destination will be named prior to each shipment and in the shipping documents.
2.	Packaging, Labeling and Export Documentation Requirements
The regulations of the Quality Agreement attached to the Supply Agreement as Exhibit 2 apply.
3.	Binding Forecast of Product
CSI agrees to order the following amount of Product during the first twelve (12) months of the Agreement.
[*******]*

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

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PART C: PRICING AND PAYMENT
1. Price

units ordered / year	Price [USD] per container

[*******]*	[*******]*
The price calculations are based on following assumptions:
•	Price CIP (Incoterms 2010)

•	Shipping costs (freight, insurance, custom clearance for export) will be accounted separately and have to be born by CSI

•	The parties will agree in advance on the estimated freight cost and insurance coverage/cost.

•	Exchange rate: 1 USD = 6.5 Swedish Krona (SEK)*

•	100% optical control

•	batch size >10 000 units

•	raw materials and packaging materials prices given by FRESENIUS standard suppliers.

•	Product related registration fees (e.g. according to 21 CFR 820) are not included and have to be born by CSI
* If the exchange rate varies more than 10% the Parties have the right to adjust the Price accordingly.
2.	Invoice Currency
United States Dollars (USD)
3.	Fixed Price Term
Annually beginning from the 1st of January of each year.
4.	First Price Review Date
1st of September 2011
5.	Payment details
30 days after date of invoice or delivery of certificates of the Product, whichever is later
6.	Compensation in case of CSI’s failure to order the amount of Product specified in binding forecasts according to Section 3.3 of the Supply Agreement

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

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If CSI does not submit purchase orders for the full amount of Products set forth in a binding forecast, CSI has to pay compensation concerning the Product of this Product Schedule as follows:
a.	FRESENIUS’ full price for all work in progress on non-ordered Product, and

b.	FRESENIUS’ direct costs for the labeling materials in stock at the time the product orders should have been placed and were purchased for the dedicated use in the labeling of the Product.
The compensation under this paragraph 6 is given provided that:
(i)	the work in process and the labeling materials were related to Product volumes which were within CSI`s binding forecast; and

(ii)	the work in process and labeling materials cannot reasonably be used for other purposes by FRESENIUS; and

(iii)	CSI is entitled to collect such labeling materials for its own use or sale, without additional charge.
THIS PRODUCT SCHEDULE IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

SIGNED for and on behalf of	SIGNED for and on behalf of

Fresenius Kabi AB	Cardiovascular Systems, Inc.

/s/ Christoph Funke Signature	/s/ James E. Flaherty Signature

Name: Christoph Funke	Name: James E. Flaherty

Title: Managing Director	Title: Chief Administrative Officer

SIGNED for and on behalf of

Fresenius Kabi AB

/s/ Anton Gerdenibch
Signature

Name: Anton Gerdenibch

Title: Director, CM, Sterile Solutions

1-5

EXHIBIT 2
Quality Agreement
— Contract Manufacturer Pharmaceuticals —
between
FRESENIUS KABI Uppsala, Rapsgatan 7, S-751 74 Uppsala, Sweden
represented by its management
- hereinafter referred to as “Fresenius Kabi” -
and
CARDIOVASCULAR SYSTEMS INC., 651 Campus Drive, Saint Paul, MN 55112, USA
represented by its management
- hereinafter referred to as “CSI” -
Preamble
This Quality Agreement is intended to regulate pharmaceutical and medical device, quality assurance and safety issues.
§ 1	Subject Matter of the Quality Agreement

(1)	FRESENIUS KABI is a manufacturer of pharmaceutical products/medical devices for which CSI has a marketing authorization.

(2)	FRESENIUS KABI shall manufacture for CSI the products as specified in Appendix 3 to this Quality Agreement (the “Contractual Products”) pursuant to the terms of a Supply Agreement entered into between FRESENIUS KABI and CSI, dated April 4, 2011 (the “Supply Agreement”).

(3)	FRESENIUS KABI is subject to monitoring by the competent national authority. FRESENIUS KABI has a manufacturing authorization according to the respective legislation.

§ 2	Obligations and Responsibilities

(1)	FRESENIUS KABI shall manufacture and release the Contractual Products based on the current registration and specification as specified in the Appendix 3.

(2)	FRESENIUS KABI shall comply with any recognized pharmaceutical and medical device rules and applicable legal provisions with regard to the manufacture of the

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Contractual Products. This includes especially the requirements of the EU and US Good Manufacturing Practices and the applicable Pharmacopoeias in their actual version.

(3)	Any additional request by FRESENIUS KABI or CSI that special instructions or guidelines which are not covered by the generally accepted instructions and guidelines are to be observed for the manufacture of certain Contractual Products must be set down and executed by the parties in writing.

(4)	Both parties will strictly observe the detailed pharmaceutical and medical device responsibilities which are specified in Appendix 1 (“Responsibilities”).

(5)	FRESENIUS KABI and CSI appoint Contact Persons as named in Appendix 2 (“Contact Persons”).

(6)	CSI may perform audits by itself or delegate the audit to external experts at the manufacturing site of FRESENIUS KARI after having agreed on a date with FRESENIUS KABI. The audits will cover processes and facilities related to the Contractual Products including the Quality System only.

(7)	Under no circumstances must any other products which may present a potential hazard to the contractual products, such as beta-lactam and cephalosporin antibiotics, certain potent hormones, cytotoxic compounds, highly potent drugs, biological preparations or non-pharmaceutical chemicals, be manufactured, processed, or packaged with the same production equipment used for CSI product(s).

§ 3	Final Provision

(1)	The contract comes into force after signature of the contractual parties. Term of this contract shall be the same as the Supply Agreement. This contract shall renewal upon renewal of the Supply Agreement and shall terminate upon termination of the Supply Agreement. It is understood that FRESENIUS KABI’s obligation pursuant to the paragraphs in the Appendix 1 “Retaining of batch related Documentation”, “Retaining of analytical data” and “Retaining of samples” shall survive the formal end of the contract period.

(2)	The General Provisions of Article 16, the Governing Law of Article 17 and the Arbitration Provisions of Article 18 of the Supply Agreement shall apply to this contract.

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Appendices
Appendix 1   Responsibilities
Appendix 2   Contact Persons
Appendix 3   Contractual Products and Specification

/s/ Christoph Funke	/s/ Alexander Stoll

Fresenius Kabi Uppsala	Fresenius Kabi Uppsala
Mr. Christoph Funke	Dr. Alexander Stoll
Managing Director	Head of Quality Management

/s/ James E. Flaherty	/s/ Jim Murray

CSI	CSI
Jim Flaherty	Jim Murray
Chief Administrative Officer	Director, Quality Assurance and
Supply Chain

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Responsibilities: Contract Manufacturing Pharmaceuticals
Abbreviations used in the different chapters:

Term	Definition
Annual Product Review	Annual review of quality standards and batch documentation to determine the need for Specification and Manufacturing changes, as determined by EU Annex 18, 2.5 and/or CFR 211.180(e)

BOM	Bill of Materials

CFR	U.S. Code of Federal Regulations

cGMP	Current Good Manufacturing Practices

CMC	Chemistry, Manufacturing and Controls

CMO	Contract Manufacturing Organization

Device History Record (DHR)	A compilation of records containing the product history of a finished device

Device Master Record (DMR)	A compilation of records containing the procedures and specification for a finished device

Manufacturing	The processes of producing and filling of Drug Product into final container closure system

NDA	New Drug Application

OOS	Out of Specification

Packaging	All operations, including filling and labeling, which a bulk product has to undergo in order to become a finished product.

Primary Packaging Material	Material employed in the packaging of the PRODUCT that comes in direct contact with the product.

Printed Components	Any component that is controlled for artwork and text including, but not limited to, the Package insert, bag film, carton labels, and cartons.

PRODUCT	Formulation of Intralipid 10% (ViperSlide®) as detailed in Appendix 3.

QA	Quality Assurance

QC	Quality Control

Regulatory Authorities	The U. S. Food and Drug Administration and its successors (the “FDA”) and similar governmental agencies outside the United States and throughout the world that are responsible for granting manufacturing, marketing, price and/or reimbursement price authorizations and includes applicable national, supra national (e.g. the European Commission or the Council of the European Union), state or local regulatory authorities, departments, bureaus, commissions, councils or other governmental entities that have jurisdiction over the PRODUCT, whether the development, manufacture, handling, storage, transportation, destruction, or otherwise.

Reference Samples	Representative reserve of each batch of API or drug product stored to meet CFR 211.170 and/or EU Annex 18, 11.7 requirements.

SOP	Standard Operating Procedure

Secondary Packaging Material	Material employed in the packaging of the PRODUCT that does not come in direct contact with the product.

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Term	Definition
Specification	A set of criteria to which a material must conform to be considered acceptable for its intended use

USP	United States Pharmacopeia

2-5

FRESENIUS
	RESPONSIBILITIES	CSI	KABI

1	General

1.1	Both parties are responsible for ensuring that the terms of the Quality Agreement are complied with and performed in accordance with cGMP.	X	X

1.2	This Quality Agreement may be revised on an “as-needed” basis or whenever the Manufacturing Agreement is amended. All changes in the Quality Agreement must be documented, reviewed and approved by both parties.	X	X

1.3	The parties will attempt to resolve disputes or conflicts in a timely and equitable manner and in compliance with all applicable quality and regulatory requirements. Resolutions will be documented and signed by both parties.	X	X

1.4	CSI is responsible for marketing authorization and import licenses for PRODUCT.	X

2	Compliance Requirements

2.1	Regulatory

2.1.1	FRESENIUS KABI will Manufacture, test, Package, and hold the PRODUCT in accordance with cGMP, all applicable requirements of the FDA and/or other Regulatory Authorities.		X

2.1.2	FRESENIUS KABI will Manufacture and Package the PRODUCT in strict adherence to the approved drug application.		X

2.1.3	CSI shall maintain regulatory filings for the PRODUCT and allow visibility of applicable information to FRESENIUS KABI. FRESINIUS KABI shall maintain the regulatory filings for Intralipid 10% and allow visibility of applicable information to CSI as required.	X	X

2.1.4	FRESENIUS KABI will provide to CSI a letter of access to the Intralipid 10% NDA.		X

2.1.5	FRESENIUS KABI will permit, at CSI’s expense, one escorted audit by CSI and/or its designee(s) (two (2) auditors, two (2) days free of charge) within any twelve month interval, or at any time in the event of a compliance issue, of all relevant premises, procedures, and documentation.		X

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FRESENIUS
	RESPONSIBILITIES	CSI	KABI
2.1.6	FRESENIUS KABI will not subcontract any Manufacturing, Packaging, or testing to a third party without prior written agreement by CSI. Sub-contractors will meet FRESENIUS KABI’s requirements for approved vendors. If CSI requests the use of a non-FRESENIUS KABI approved subcontractor, CSI will be responsible for the qualification of that subcontractor.		X

2.1.7	FRESENIUS KABI will permit inspection by Regulatory Authorities. CSI representatives will be allowed on-site during inspections specific to the manufacture of PRODUCT at FRESENIUS KABI under the reasonable discretion of FRESENIUS KABI. CSI personnel interactions with the inspector(s) shall be under direction of the FRESENIUS KABI agent in charge. FRESENIUS KABI personnel will address all Manufacturing questions.	X	X

2.1.8	Each party shall notify the other party of any applicable inspections by Regulatory Authorities, Form 483s, Warning Letters or other communications relating to the PRODUCT from Regulatory Authorities within two (2) business days after receipt of such communications. Each party will have opportunity to review and comment on subsequent responses(s) if they would have an impact on the PRODUCT.	X	X

2.1.9	Upon request, FRESENIUS KABI will provide copies to CSI of any FDA Form 483, Establishment Inspection Report, or other similar Regulatory Authority notice normally available through Freedom of Information, redacted as necessary where the PRODUCT is specifically mentioned or directly impacted.		X

2.1.10	In the event of an inspection of CSI by any Regulatory Authority, FRESENIUS KABI shall make every effort to make available to the Regulatory Authority any production, validation, stability, or testing records requested within two (2) business days of the request, according to the inspection policy of FRESENIUS KABI.		X

2.1.11	FRESENIUS KABI will notify CSI within one (1) business day of receipt of any information which could result in any event which could lead to regulatory action.		X

2-7

FRESENIUS
	RESPONSIBILITIES	CSI	KABI
2.1.12	FRESENIUS KABI shall notify CSI prior to submitting PRODUCT-specific responses, request(s) for PRODUCT sample(s), and batch records to the Regulatory Authorities for PRODUCT supplied to CSI. FRESENIUS KABI will respond within a reasonable timeframe to questions that may arise from Regulatory Authorities.		X

2.1.13	FRESENIUS KABI shall complete and provide a copy of the Annual Product Review to CSI, per 21CFR211.180(e). FRESENIUS KABI will assess trending and confirm the process is under a state of control. Any changes will be managed through Change Control (see Section 2.5)		X

2.1.14	Each party represents that it is not debarred under the U.S. Generic Drug Enforcement Act of 1992 or employs or uses the services of any individual who is debarred or who has engaged in activities that could lead to being debarred.	X	X

2.1.15	FRESENIUS KABI will conduct and maintain operations in compliance with current applicable environmental and occupational health and safety laws and regulations.		X

2.1.16	FRESENIUS KABI will document, investigate, and resolve deviations from approved Manufacturing instructions, testing instructions, and/or Specifications. All deviations shall be recorded and justified. Copies in local Swedish language may be provided to CSI of all deviations related to PRODUCT upon CSI request. FRESENIUS KABI will notify and supply an English summary to CSI, before batch release, of all major and critical deviation. CSI will approve major deviations assessments prior to batch release.		X

2.1.17	FRESENIUS KABI shall maintain all documentation for excipients and PRODUCT Manufacturing and Packaging processes as per current applicable regulations.		X

2.1.18	FRESENIUS KABI will conduct stability testing according to the ICH guidelines and the protocol. All PRODUCT related documentation including Product Stability Monitoring as filed in the regulatory submission will be made available to CSI for inspection upon request.		X

2.2	Complaints — Product Quality and Adverse Drug Experience

2-8

FRESENIUS
	RESPONSIBILITIES	CSI	KABI
2.2.1	CSI will maintain the collection, logging, and resolution of complaints and adverse drug experiences. CSI will notify FRESENIUS KBI of any complaint or ADR where the quality of PRODUCT is questioned.	X

2.2.2	CSI shall investigate and track any adverse events it receives.	X

2.2.3	FRESENIUS KABI agrees to transmit to CSI any reports of unexpected side effects or similar problems associated with the PRODUCT or Intralipid 10%.		X

2.2.4	CSI shall investigate and track any complaints it receives. FRESENIUS KABI will forward all PRODUCT complaint reports to CSI within two (2) business days after receipt by FRESENIUS KABI. CSI will investigate, resolve, file, and track all complaint reports per CSI SOPs. FRESENIUS KABI will use commercially reasonable efforts to report the findings of the investigation to CSI within 60 calendar days of notification. CSI will be responsible for customer response communications. Both parties shall agree upon follow up corrective action.	X	X

2.3	Product Recalls

2.3.1	In the event that either party determines that the PRODUCT violates applicable laws, regulations, agreed upon Specifications, or is deemed unacceptable for some other reason, FRESENIUS KABI and CSI must notify each other within one (1) business day of such determination and meet within two (2) business days of such determination.	X	X

2.3.2	CSI will make the decision to initiate a recall of the PRODUCT.	X

2.3.3	CSI will notify the appropriate Regulatory Authorities in the event of a recall.	X

2.3.4	FRESENIUS KABI will investigate PRODUCT issues, using the appropriate procedures, to the extent that the issue relates to or affects the PRODUCT as it is Manufactured at FRESENIUS KABI.		X

2.3.5	CSI will manage recalls with assistance from FRESENIUS KABI as requested.	X	X

2.3.6	CSI will be responsible for reconciliation of returned PRODUCT with assistance from FRESENIUS KABI as required.	X	X

2.4	Responsibility to Authorities

2.4.1	CSI will liaise with Regulatory Authorities on PRODUCT inquiries and adverse events.	X

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FRESENIUS
	RESPONSIBILITIES	CSI	KABI
2.4.2	FRESENIUS KABI will maintain safety/hazard and handling data on excipients and the PRODUCT.		X

2.5	Change Control

2.5.1	Change Control for the PRODUCT will be administered through FRESENIUS KABI’s Change Control system. Changes subject to Change Control (“Changes”) include, but are not limited to, the Manufacturing and Packaging processes, the cleaning processes, process equipment, facilities, utilities, Specifications, and analytical test methods.		X

2.5.2	All major Changes proposed by FRESENIUS KABI for Intralipid 10% in bags will be forwarded to the CSI QA contact for information as soon as practicable. FRESENIUS KABI decision will be final on changes that effect Intralipid 10% registrations. CSI’s decision will be final on changes that affect the PRODUCT registrations.		X

2.5.3	All Changes proposed by CSI will be forwarded to the QA contact at FRESENIUS KABI’s Manufacturing site using CSI internal procedures for Change Control.	X

2.5.4	CSI shall obtain all necessary and appropriate regulatory and quality approvals prior to authorizing any Change in a timely manner as required.	X

2.5.5	Upon approval by CSI (and within the ability of FRESENIUS KABI to do so), FRESENIUS KABI will initiate the Changes as defined by internal FRESENIUS KABI SOP’s. All Change Control documentation will be available to CSI upon request in local Swedish language or English summary. CSI will receive final copies of all updated documents in local Swedish language upon request. FRESENIUS KABI shall obtain and maintain all necessary regulatory and quality approvals as required by FRESENIUS KABI in connection with such Changes.		X

2.5.6	Formatting changes, and other non-technical changes, to master records, analytical test methods or Specifications will not require prior approval by CSI. Changes to methods and/or Specifications for consistency with USP or other compendia will not require prior approval by CSI.		X

3	PRODUCT MANUFACTURING

3.1	Excipient and Raw Material Handling

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FRESENIUS
	RESPONSIBILITIES	CSI	KABI
3.1.1	FRESENIUS KABI will complete qualification, procurement, inspection, storage, sampling, testing, and release of excipients, and raw materials used in the Manufacture of the PRODUCT.		X

3.1.2	FRESENIUS KABI has established validated test methods for all excipient testing. In the event new validations are required, FRESENIUS KABI will draft the test method validation protocol and execute the protocol following CSI ‘s approval for PRODUCT specific testing. CSI will review all associated data and approve the final reports that are generated from the validation.	X	X

3.1.3	FRESENIUS KABI will follow written procedures describing the identification, quarantine, handling, sampling, testing and approval or rejection of excipients and raw materials.		X

3.1.4	FRESENIUS KABI will only use approved raw material and excipient manufacturers, distributors, and suppliers. CSI will be responsible for approval of all such suppliers specified by CSI. If CSI adds, deletes, or changes a manufacturer/distributor/supplier, CSI will notify FRESENIUS KABI and FRESENIUS KABI will issue a Change Control request prior to implementing the change. CSI will provide an audit of all vendors that are not also approved by FRESENIUS KABI. Any changes made to the manufacturer, distributor, and/or supplier of the raw materials will not require a prompt revision of the Quality Agreement. They will be incorporated on the next revision of the Quality Agreement.	X	X

3.1.5	FRESENIUS KABI will use reasonable efforts to obtain material that conforms to agreed-upon Specifications. If the primary supply source becomes unavailable, CSI will assist FRESENIUS KABI with identifying a new source. Auditing of vendors is the responsibility of the party who sources the material.	X	X

3.1.6	FRESENIUS KABI will qualify vendors per FRESENIUS KABI SOPs. FRESENIUS KABI shall have sufficient documentation in place to justify any reduced sampling and testing.		X

3.1.7	FRESENIUS KABI will retain Reference Samples of excipients, including samples for periodic re-tests, for one (1) year beyond expiry of last lot of PRODUCT.		X

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FRESENIUS
	RESPONSIBILITIES	CSI	KABI
3.1.8	FRESENIUS KABI shall certify that raw materials and processes are Transmissible Spongiform Encephalopathy and Bovine Spongiform Encephalopathy free.		X

3.2	Validation

3.2.1	FRESENIUS KABI will perform and maintain all validation including but not limited to: process, analytical method, cleaning, computer, Packaging, and sanitization. Changes to validated systems are subject to Change Control (see Section 2.5).		X

3.3	Maintenance and Calibration

3.3.1	FRESENIUS KABI will complete all equipment and instrument maintenance and calibration.		X

3.4	Manufacturing Documentation

3.4.1	FRESENIUS KABI will maintain the batch identification system for the PRODUCT Manufactured by FRESENIUS KABI (i.e. batch number assignment) and ensure that unique batch numbers are used for each batch of the PRODUCT.		X

3.4.2	FRESENIUS KABI will compile the BOM for PRODUCT Manufacturing with CSI’s final approval.	X	X

3.4.3	FRESENIUS KABI will maintain all batch records and associated PRODUCT documentation for a minimum of one year beyond expiry date of the PRODUCT. FRESENIUS KABI shall keep validation batch production and testing records permanently.		X

3.4.4	FRESENIUS KABI will ensure executed batch records contain the following information to meet Device History Record (DHR) requirements.
• Dates of manufacture;
• Quantity manufactured;
• Quantity released for distribution;
• Acceptance records which demonstrate the device is manufactured in accordance with the DMR;
• The primary identification label and labeling used for each production unit; and
• Any identification(s) and control number(s) used.
X

3.4.5	FRESENIUS KABI will draft and approve master Manufacturing batch records.		X

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FRESENIUS
	RESPONSIBILITIES	CSI	KABI
3.4.6	FRESENIUS KABI shall Manufacture the PRODUCT in accordance with principles of cGMP as described by the Regulatory Authority appropriate for the type of PRODUCT.		X

3.4.7	FRESENIUS KABI shall assure that the PRODUCT is Manufactured, Packaged, held, labeled, and tested according to FRESENIUS KABI’s procedures and batch records and fulfills the PRODUCT Specification.		X

3.5	Packaging of the PRODUCT

3.5.1	FRESENIUS KABI will complete qualification, procurement, incoming inspection, storage, sampling, testing, and release of Primary and Secondary Packaging Materials and Printed Components according to approved Specifications.		X

3.5.2	FRESENIUS KABI will follow written procedures describing the identification, quarantine, handling, sampling, testing and approval or rejection of the PRODUCT, Printed Components, and Primary and Secondary Packaging Materials.		X

3.5.3	FRESENIUS KABI will qualify Packaging vendors per FRESENIUS KABI SOPs. FRESENIUS KABI shall have sufficient documentation in place to justify any reduced sampling and testing. FRESENIUS KABI will only use approved Packaging manufacturers, distributors, and suppliers.		X

3.5.4	FRESENIUS KABI will ensure that the PRODUCT is Packaged, inspected, and held according to FRESENIUS KABI’ s procedures and Packaging instructions, and fulfills the PRODUCT Specification.		X

3.5.5	FRESENIUS KABI will control Specifications for Primary and Secondary Packaging Materials and provide reference copies to CSI.		X

3.5.6	CSI will control content including artwork and labeling text Specifications of Printed Components.	X

3.5.7	FRESENIUS KABI will retain samples of Primary Packaging Materials for one year past expiry of last lot of the PRODUCT contained in the Primary Packaging Materials.		X

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FRESENIUS
	RESPONSIBILITIES	CSI	KABI
3.5.8	FRESENIUS KABI will complete reconciliation of Primary Packaging Material and Printed Components after all critical process steps. FRESENIUS KABI will perform component accountability per its approved SOPs. Any reconciliation outside of pre-established limits must be investigated and a copy of the investigation included in the reconciliation.		X

3.5.9	FRESENIUS KABI will create and maintain the BOM for PRODUCT Packaging and provide copies of the BOM to CSI.		X

3.5.10	FRESENIUS KABI will create and maintain master Packaging instructions in accordance with the PRODUCT Specifications and/or CSI instructions and provide official copies to CSI when the documents are revised.		X

3.5.11	FRESENIUS KABI will maintain all executed master Packaging instructions and associated PRODUCT documentation for a minimum of one year beyond expiry date of the PRODUCT. FRESENIUS KABI, if applicable, shall keep validation batch production records permanently.		X

3.5.12	FRESENIUS KABI will provide CSI with customer samples of Printed Components, as requested.		X

3.6	QC Testing of the PRODUCT

3.6.1	FRESENIUS KABI will generate and maintain the PRODUCT sampling plan and sample the PRODUCT according to the approved sampling plan.		X

3.6.2	FRESENIUS KABI has established validated test methods for PRODUCT. In case of need for new validations to perform FRESENIUS KABI will draft the test method validation protocol and execute the protocol following CSI ‘s approval. CSI will review all associated data and approve the final reports that are generated from the validation.	X	X

3.6.3	FRESENIUS KABI will participate in test method transfers if applicable (ref 3.6.2) and test method validations as applicable. All method transfers and validations shall be performed according to a CSI approved protocol, which shall include acceptance criteria.	X	X

3.6.4	FRESENIUS KABI will complete in-process and final analysis of the PRODUCT per approved test methods.		X

3.6.5	FRESENIUS KABI will complete QC equipment instrument maintenance and calibration.		X

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FRESENIUS
	RESPONSIBILITIES	CSI	KABI
3.6.6	CSI will provide FRESENIUS KABI with the PRODUCT final release and stability Specification.	X

FRESENIUS KABI will generate the Certificate of Analysis (“CofA”) and the Certificate of Conformity (CofC) per approved PRODUCT Specification. Minimally the CofA will include the following:
3.6.7
• PRODUCT name and strength
• Item number
• Batch Number
• Date of Manufacture
• Expiry Date
• Test, Specification, and Result
• FRESENIUS KABI Quality Signature Minimally the CofC will include the following:
• Statement of conformance
• FRESENIUS KABI Quality Signature
X

3.6.8	FRESENIUS KABI will store and retain raw data and reports in accordance with cGMP and internal procedures. Raw data will be accessible for on-site review within a reasonable timeframe.		X

3.6.9	FRESENIUS KABI will qualify contract test laboratories per FRESENIUS KABI SOPs, if required. If the contract test laboratory is requested by CSI and not a FRESENIUS KABI approved contract test laboratory, CSI will be responsible for qualification of the contract test laboratory.	X	X

3.6.10	FRESENIUS KABI will retain Retention Samples of PRODUCT according to FRESENIUS KABI procedures, for one (1) year beyond expiry date of PRODUCT.		X

3.6.11	FRESENIUS KABI will complete analysis of final PRODUCT by Quality Control per approved methods.		X

3.6.12	FRESENIUS KABI will supply reference and impurity standards fully qualified to Compendial Standards (as appropriate) for use in testing of the active ingredient of the API and commercial Drug Product.		X

4	STORAGE AND TRANSPORTATION OF THE PRODUCT AND WASTE DISPOSAL

4.1	CSI and FRESENIUS KABI will store the PRODUCT according to labeled storage conditions.	X	X

4.2	CSI will be responsible for shipping qualification.	X

4.3	FRESENIUS KABI shall package the PRODUCT per FRESENIUS KABI’s validated procedures and transfer the product to CSI ‘s qualified shipper.		X

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FRESENIUS
	RESPONSIBILITIES	CSI	KABI
4.4	CSI will be responsible for arrival of the PRODUCT at the final destination free of damage and contamination.	X

4.5	FRESENIUS KABI will arrange for transportation of the PRODUCT to CSI or a third party designated by CSI.		X

4.6	FRESENIUS KABI will dispose of waste and rejected/non conforming PRODUCT. FRESENIUS KABI may discard the PRODUCT only after final disposition of the PRODUCT by CSI.		X

5	RELEASE OF THE FINISHED PRODUCT

5.1	FRESENIUS KABI will complete 100% inspection of the PRODUCT.		X

5.2	FRESENIUS KABI will complete the executed batch record and associated PRODUCT documentation review, and disposition the batch.		X

5.3	In the event FRESENIUS KABI rejection of PRODUCT, CSI may not alter the disposition.	X	X

For each lot, FRESENIUS KABI will minimally make available to CSI the following batch specific documentation:
5.4	• Major Deviations and an English summary of the investigation reports • QA disposition as part of CoC • CofC		X

5.5	FRESENIUS KABI will provide the required documentation for CSI review upon completion of batch disposition and release with a target of thirty (30) calendar days of batch Manufacture.		X

5.6	CSI will complete its batch record review and provide final disposition notification in case of major deviations that need CSI approval to FRESENIUS KABI within ten (10) business days upon receipt of required documentation from FRESENIUS KABI. Batches without major deviations will be directly shipped upon release by FRESENIUS KABI.	X

5.7	In the event that after the release of the PRODUCT either party becomes aware that the PRODUCT may have a non-conformity that may affect its fitness for use, such party shall notify the other party within two (2) business days after it becomes aware.	X	X

5.8	CSI will follow internal requirements to establish appropriate batch record review requirements after a minimum of three (3), complete FRESENIUS KABI batch record reviews.	X

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FRESENIUS
	RESPONSIBILITIES	CSI	KABI
6	DOCUMENTATION

6.1	FRESENIUS KABI shall maintain all master formulas, PRODUCT Specifications, BOM for Manufacturing the PRODUCT, master batch records, executed batch records, Packaging instructions, Specifications, and validation packages per FRESENIUS KABI’s procedures and in accordance with cGMP.		X

6.2	Batch records shall be kept for a minimum of 5 years by FRESENIUS KABI. Prior to batch record destruction for PRODUCT by FRESENIUS KABI, CSI shall notify FRESENIUS KABI in case of transfer of such records to CSI for storage.		X

7	MEDICAL DEVICE REQUIREMENTS

7.1	CSI will be responsible for all design control requirements as outlined in CFR 820.30.	X

7.2	FRESENIUS KABI will provide CSI with any applicable documentation to satisfy design control requirements that are specific to FRESENIUS KABI.		X

7.3	FRESENIUS KABI will create and maintain a Device Master Record (DMR) for PRODUCT.		X

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Contact Persons: FRESENIUS KABI

Plant Uppsala	Contact / Function
Address: Fresenius Kabi AB Rapsgatan 7 SE-751 74 Uppsala, Sweden	Christoph Funke Managing Director	Phone Fax Email:

	Alexander Stoll QA/OP	Phone Fax Email:

	Cecilia Sjöstedt Plant Manager	Phone Fax Email:

	Thomas Larsson Supply Chain Manager	Phone Fax Email:
Contact Persons: CSI

Address: CSI 651 Campus Drive St. Paul, MN 55112 USA	Jim Murray Quality/Supply Chain	Phone Fax Email:

	Megan Brandt Quality/Regulatory	Phone Fax Email:

	Jim Flaherty Legal	Phone Fax Email:

	Paul Koehn Operations	Phone Fax Email:

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Contractual Products and Specification
The following products are matter of the Technical Agreement:

Country of
Fresenius Kabi
			Marketing	subsidiary where
			Authorization	the product is
Material Number	Name of Product	Size of Product	Number	released
830506350
(ViperSlide)	Intralipid 10%	100m1	NDA017643	Sweden

The specifications are to be seen in the current registration file of Intralipid 10%.

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